                                                  Registration No. 33-________
             =================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                                 EPITOPE, INC.
            (Exact name of Registrant as specified in its charter)

          Oregon                                    93-0779127
 (State of Incorporation)               (IRS Employer Identification No.)

   8505 S.W. Creekside Place
      Beaverton, Oregon                                  97005
(Address of Principal Executive Offices)               (Zip Code)


                     EPITOPE, INC., 1991 STOCK AWARD PLAN
                             (Full Title of Plan)

                            Adolph J. Ferro, Ph.D.
                     President and Chief Executive Officer
                               Epitope, Inc.
              8505 S.W. Creekside Place, Beaverton, Oregon 97005
         (Name and address, including zip code, of agent for service)

                             (503) 641-6115
         (Telephone number, including area code, of agent for service)


                       CALCULATION OF REGISTRATION FEE


                                    Proposed         Proposed
                                     Maximum         Maximum        Amount of
Title of Securities  Amount to be  Offering Price    Aggregate    Registration
 to be Registered     Registered     Per Share     Offering Price     Fee
- ------------------------------------------------------------------------------

Common stock, no par   550,000      $16.44(1)      $9,042,000(1)  $3,117.95(1)
 value, and options    shares
 and other rights
 related thereto



(1) Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based upon the average of the high and low sales prices of the common stock reported on the American Stock Exchange on June 26, 1995, $16.44 per share.

==============================================================================
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                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

            The following documents filed by Epitope, Inc. (the "Company"), with the Securities and Exchange Commission are incorporated by reference in this registration statement:

            (a) The Company's annual report on Form 10-K for the year ended September 30, 1994.

            (b) The Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1994, and March 31, 1995, as amended by Amendment No. 1 on Form 10-Q/A, and its current reports on Form 8-K dated December 23, 1994, March 29, 1995, and June 1, 1995.

            (c) The description of the Company's common stock set forth in the Company's current report on Form 8-K dated May 29, 1991.

            All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

            Not applicable.

Item 5.  Interests of Named Experts and Counsel.

            None.

Item 6.  Indemnification of Directors and Officers.

            The Oregon Business Corporation Act (the "Oregon Act") requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation against liability incurred in the proceeding if the individual is wholly successful on the merits or otherwise. In addition, the Oregon Act allows a corporation to indemnify such an individual if:

            (a)  The conduct of the individual was in good faith;

            (b) The individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests;

            (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful;

            (d) In the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

            (e) In connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

            The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under a corporation's articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders, or otherwise.

            Article III of the restated articles of incorporation of the Company permits the Company to indemnify its directors, officers, employees, and agents to the fullest extent permitted by law. Article V of the bylaws of the Company requires such indemnification for directors or former directors, or any individual who may have served at its request as a director of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses and liability, including attorney fees, actually and necessarily incurred by such individual in connection with any threatened, pending, or completed action, suit, or proceeding to which the individual is a party because of service to the Company. Article V of the bylaws further provides that the foregoing right of indemnification shall not be deemed exclusive of any other rights to which the individual may be entitled under the restated articles of incorporation, bylaws, agreement, action of the shareholders, or otherwise. The Company may, but is not required to, offer the same rights of indemnification, on a case-by-case basis, to the officers, employees, and agents of the Company.

            In addition to the foregoing right of indemnity, the Company has entered into indemnification agreements with all current officers and directors. Each indemnification agreement makes provisions of the Oregon Act relating to permissive indemnification mandatory and therefore restates the Company's obligation as set forth in the bylaws, as discussed above. In addition, each indemnification agreement sets forth the Company's obligation to indemnify the party to the agreement in the event that the indemnitee is entitled to indemnification of some but not all liability and expenses. Procedures are also set forth in the indemnification agreements for the defense of claims by the Company and in the event that there is a change or potential change in the control of the Company.

            Section 60.367 of the Oregon Revised Statutes (a part of the Oregon Act) provides that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from the shareholders who accepted the dividend or distribution, knowing the same to have been made in violation of said Oregon Act or the articles of incorporation. The section also provides that any such director shall be entitled to contribution from the other directors who voted for or assented to the dividend or distribution without complying with the applicable standards of conduct prescribed by the Oregon Act.

            The Company carries insurance protecting officers and directors against certain liabilities that they may incur in their capacities as such.

Item 7.  Exemption from Registration Claimed.

            Not applicable.

Item 8.  Exhibits.

            The index to exhibits listing the exhibits required by Item 601 of Regulation S-K is located on page 9.

 Item 9.  Undertakings.

            (a)  The Company hereby undertakes:

                  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (A)  To include any prospectus
                  required by Section 10(a)(3) of the
                  Securities Act of 1933 ("Securities Act");

                        (B)  To reflect in the prospectus
                  any facts or events arising after the
                  effective date of the registration
                  statement (or the most recent
                  post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that whch was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (C)  To include any material
                  information with respect to the plan of
                  distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(i)(A) and (a)(i)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

                  (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
      Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beaverton, state of Oregon, on June 30, 1995.

                                          EPITOPE, INC.


                                          By /s/ ADOLPH J. FERRO, Ph.D.

                                           Adolph J. Ferro, Ph.D., President
                                           and Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 30, 1995, by the following persons in the capacities indicated.


Signature                                Title


/s/ ADOLPH J. FERRO, PH.D.               President, Chief Executive Officer,
Adolph J. Ferro, Ph.D.                   and Director
                                         (Principal Executive Officer)

/s/ GILBERT N. MILLER                    Executive Vice President and
Gilbert N. Miller                        Chief Financial Officer
                                         (Principal Financial Officer)

/s/ T. J. PAULSEN                        Accounting Manager
T. J. Paulsen                            (Principal Accounting Officer)


*ANDREW S. GOLDSTEIN                     Director
Andrew S. Goldstein


*W. CHARLES ARMSTRONG                    Director
W. Charles Armstrong


*RICHARD K. DONAHUE                      Director
Richard K. Donahue


*MARGARET H. JORDAN                      Director
Margaret H. Jordan


*R. DOUGLAS NORBY                        Director
R. Douglas Norby


*MICHAEL J. PAXTON                       Director
Michael J. Paxton


*ROGER L. PRINGLE                        Director
Roger L. Pringle


*G. PATRICK SHEAFFER                     Director
G. Patrick Sheaffer



*By/s/ ADOLPH J. FERRO
   Adolph J. Ferro, Ph.D.
   (Attorney-in-Fact)

                               INDEX TO EXHIBITS


4.1 Restated articles of incorporation, as amended, of registrant. Incorporated by reference to Exhibit 3.1 to the registrant's current report on Form 8-K dated May 29, 1991.

4.2     Restated bylaws of registrant.  Incorporated by reference to
        Exhibit 3.2 to the registrant's annual report on Form 10-K for the fiscal year ended September 30, 1993.

5       Opinion of Miller, Nash, Wiener, Hager & Carlsen.

23.1    Consent of Price Waterhouse.

23.2    Consent of Miller, Nash, Wiener, Hager & Carlsen.  Included in
        Exhibit 5.

24      Powers of Attorney.

Other exhibits listed in Item 601 of Regulation S-K are not applicable.